Exhibit 10.28

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Settlement Agreement") is made and entered into as of October 19, 2010 (the "Effective Date"), by and among TIMOTHY & THOMAS LLC, an Illinois limited liability company ("T&T" or the "Holder"); TIMOTHY WRIGHT, an individual ("Wright"); and THOMAS LITTLE, an individual ("Little), on the one hand, and VIRAL GENETICS, INC., a Delaware corporation, whose address is 2290 Huntington Drive, Suite 100, San Marino, California 91108 ("VGI" or the "Company"), and HAIG KELEDIIAN, an individual ("Keledjian"), on the other hand. These parties will hereinafter be referenced as "Party" or, collectively, the "Parties."

This Settlement Agreement also incorporates the Convertible Debenture which evidences the payments for the termination of the Distribution Management Agreement (as described below), attached hereto as Schedule B.

RECITALS

A. In December 2004, T&T and VGI entered into the Distribution Management Agreement.

B. The Parties developed differences arising from, or related to, the inception and performance of Distribution Management Agreement.

C. On or about April 3, 2006, T&T filed a lawsuit entitled Timothy & Thomas, LLC v. Viral Genetics, Inc., et al,, United States District.Court, Northern District of Illinois, Eastern Division, Case No. 06-CV-01813. On or about June 22, 2006, VGI filed a Counterclaim against T&T, Wright and Little. Collectively, all claims asserted by T&T and the counterclaims asserted by VGI, including all amendments thereto, will be referenced herein collectively as the "Action."

D. VGI and T&T desire to terminate the Distribution Management Agreement through the issuance of the Convertible Debenture described in Schedule B.

E. The Parties wish to resolve their differences through this Settlement Agreement. AGREEMENT NOW, THEREFORE, the Parties hereby agree as follows:

To resolve all differences that were asserted, or that could have been asserted, in the Action, and to terminate the Distribution Management Agreement, the Company promises to pay to the order of "TIMOTHY & THOMAS LLC", whose address is 2625 South Loomis St., Chicago, Illinois 60608, in lawful money of the United States of America, the principal sum of ONE MILLION NINE HUNDRED THOUSAND DOLLARS ($1,900,000.00) (the "Principal") on the terms and conditions, and upon the dates described, herein. The payments will be made no later than the dates identified in Schedule A. The payments will be made in cash or stock pursuant to the Convertible Debenture attached as Schedule B, the terms of which are incorporated herein by reference, and which is deemed issued as of October 19, 2010, on the terms described in this Settlement Agreement and in the Convertible Debenture itself.

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ADDITIONAL, SETTLEMENT AGREEMENT PROVISIONS

1. Mutual Release. Each Party, on behalf of itself and its current and former respective principals, executives, board members, employees, agents, predecessors, heirs, successors, assigns, consultants and independent contractors, hereby releases and discharges each other Party and its current and former principals, executives, board members, employees, agents, predecessors, heirs, successors, assigns, consultants and independent contractors, from any and all debts, claims, demands, liabilities, obligations, causes of action and/or rights, whether known or unknown, which each party now owns or holds (the "Released Claims"). The Parties understand and agree that the foregoing mutual release specifically excludes claims to enforce or protect the rights and duties created by this Settlement Agreement.

2. Waiver of Civil Code Section 1542, The Parties agree that the Released Claims set forth above is a mutual general release. The Parties expressly waive any benefits that California Civil Code section 1542 and any other laws, legal decisions and legal principles of similar effect, whether under Bankruptcy law or otherwise, might provide now or in the future, and agree that the mutual release described above extends to all claims whether or not claimed or suspected by the Parties. California Civil Code section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each party represents that it has read California Civil Code section 1542, and hereby acknowledges that the effect and import of this provision has been explained to each by independent counsel. The Parties further acknowledge and agree that this waiver of rights under California Civil Code section 1542 has been separately bargained for and is an. essential and material term of this Settlement Agreement, such that, without this waiver, neither would have entered into this Settlement Agreement.

3. Risk of Unknown Facts, The Parties expressly understand and agree that the facts upon which this Settlement Agreement is based may hereinafter turn out to be other than, or different from, the facts now known or believed by each to be true. The Parties expressly understand and' further agree that each is assuming a risk in this regard, and that this Settlement Agreement is not subject to termination or rescission by reason of any such difference in facts. The Parties acknowledge the significance and consequences of such specific waiver of unknown claims, and hereby assume full responsibility for injuries, damages, losses or liabilities that each may hereinafter incur from the waiver of these unknown claims.

4. Representation and Warranty. The Parties represent and warrant that they have not assigned any of the Released Claims to another party and that neither is aware of any other person or entity having any interest in. the Released Claims. The Parties hereby agree to indemnify and hold harmless each other Party from any and all liabilities, claims, demands, obligations, damages, costs, expenses, and attorneys' fees as a result of anyone asserting an interest in the released claims.

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5. No Admission of Liability. The Parties understand and agree that this Settlement Agreement is entered into solely to effectuate an economic resolution of the matters set forth in this Settlement Agreement. The Parties further understand and agree that this Settlement Agreement effects the settlement of the Released Claims, all of which are denied and contested, such that nothing herein shall be construed as an admission by any Party of any liability.

6. Attorneys' Fees and Costs. The Parties understand and agree that each will bear its own fees and costs in connection with the negotiation and execution of this Settlement Agreement, the Action and the Released Claims.

7. Representation by Counsel. The Parties hereby acknowledge that each has been represented by counsel of his or her own choosing throughout all of the negotiations which preceded and resulted in the execution of this Settlement Agreement. Accordingly, the Parties understand and agree that this Settlement Agreement shall be construed fairly as to all Parties and not in favor of or against any of the Parties regardless of which Party has prepared this Settlement Agreement, such that application of California Civil Code section 1654 is hereby waived.

8. Dismissal With Prejudice. Upon the Parties' execution of this Settlement Agreement, the Parties shall stipulate to and file a Stipulated Dismissal with Prejudice of the Action no later than December 30, 2010.

9. Severability. The Parties understand and agree that if any provision of this Settlement Agreement is determined by a final judgment of a court of competent jurisdiction to be illegal or unenforceable, that provision is severable, and shall in no way affect the balance of this Settlement Agreement, which shall remain in full force and effect.

10. Notices. All notices required to be given to any of the parties hereunder shall be in writing and shall be delivered (a) by personal delivery, with receipt acknowledged; (b) by facsimile or electronic Mail (with original copy to follow. as set forth herein); (c) by 'reputable overnight commercial courier service; or (d) by United States registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses as set forth at the first of this Settlement Agreement (subject to the right of a party to designate a different address for itself by notice similarly given). Any notice so given by United States mail shall be deemed to have been given on the second Business Day after the same is deposited in the United States mail as registered or certified mail, addressed as above provided, with postage thereon fully prepaid. Any notice given personally, by facsimile or electronic mail, or by reputable overnight commercial courier service, shall be deemed to be given upon receipt of the same by the party to whom the same is to be given. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

11. Entire Agreement. The Parties understand and agree that this Settlement Agreement with both attached Schedules (including the Convertible Debenture' attached as Schedule B and the Transaction Documents referenced therein) constitute the entire agreement pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the parties. The Parties further understand and agree that there are no warranties, representations or other agreements between the parties, except as expressly set forth herein. The Parties acknowledge that no supplementation, modification, waiver, or termination of this Settlement Agreement shall be binding unless executed in writing by the Parties to be bound thereby.

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12. Modification of Agreement. This Settlement Agreement may not be modified, altered or amended, except by an agreement in writing signed by all Parties. The Convertible Debenture may not be modified, altered or amended, except by an agreement in writing signed by both Company and Holder. Further, the Parties understand and agree that no waiver of any of the provisions of this Settlement Agreement shall constitute, or otherwise be deemed to be, a waiver of any other provisions hereof. The Parties further understand and agree that each will execute and deliver all such documents and instruments as may be necessary and appropriate to effectuate the terms hereof.

13. Confidentiality. The Parties agree to keep this Settlement Agreement, including all terms herein, confidential except as may be required by law, such as for public filings or disclosures.

14. Governing Law. This Settlement Agreement shall be governed by and construed under the laws of the State of California without giving effect to the choice of law provisions thereof.

15. Consent to Jurisdiction. The Parties hereby consent that any action or proceeding relating to this Settlement Agreement may be commenced and maintained in the United States District Court, Northern District of Illinois, Eastern Division, before the honorable Judge Michael T. Mason, or, if Judge Mason is, unavailable, to another judge as assigned in the United States District Court, Northern District of Illinois, Eastern Division.

16. Time of Essence. Time is of the essence of this Settlement Agreement and all of the obligations hereunder.

17. Headings. The headings of the sections of this Settlement Agreement (including those in the attached Schedules, including the Convertible Debenture) .are inserted for convenience only and do not constitute a part of this Settlement Agreement.

18. Authority. Company and Holder represent and warrant that they have full power and authority to execute and deliver this Settlement Agreement (including both Schedules attached hereto), and the execution and delivery of this Settlement Agreement (and Schedule B attached hereto) has been duly authorized and does not conflict with or constitute a default -under any law, judicial order or other agreement affecting either.

19. Execution in Counterpart, Facsimile and/or Scanned. Copy. The Parties understand and agree that this Settlement Agreement may be executed in counterparts and the signature pages may be transmitted by facsimile or scanned copy. The Parties acknowledge that a copy or facsimile of a signature on this Settlement Agreement shall have the same force and effect as an original ink signature. As so executed, the Settlement Agreement shall constitute one agreement binding on all parties.

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IN WITNESS WHEREOF, Company has executed and delivered this Settlement Agreement effective as of the date of this Settlement Agreement.

Date: Jan 3, 2011	TIMOTHY & THOMAS, LLC

By: /s/ Tom Little
Tom Little
Its Manager

Date: 12/31/10	/s/ Timothy Wright
Timothy Wright

Date: Jan 3, 2011	/s/ Thomas Little
Thomas Little

Date: 12/29/2010	VIRAL GENETICS, INC.

By: /s/ Haig Keledjian
Haig Keledjian
Its President and CEO

Date: 12/29/2010	/s/ Haig Keledjian
Haig Keledgjian

APPROVED AS TO FORM:

Date: 1/3/11

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

By: /s/ Mark S. Bernstein
MARK S. BERNSTEIN

Attorneys for Plaintiff and Counterclaim
Defendants

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Date: Dec 29, 2010

MURPHY ROSEN & MEYLAN LLP

By: /s/ Robert Meylan
ROBERT MAYLAN, ANITA JAIN
Attorneys for Defendant and
Counterclain Plantiffs Viral Genetics,
Inc. and Haig Keledjian

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SCHEDULE A

Due Dates		Installment Payment Due
November 1,	2011	$1,000,000
November 1,	2012	$450,000
November 1,	2013	$450,000

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SCHEDULE B

CONVERTIBLE DEBENTURE

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THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT").

CONVERTIBLE DEBENTURE

$1,900,000	Made Effective October 19, 2010

San Marino, California

For value received, Viral Genetics, Inc., a Delaware corporation (the "Company"), promises to pay to the order of Timothy & Thomas LLC (the "Holder"), the principal sum of $1,900,000 ("Principal")._____This Convertible Debenture (the "Debenture") has been issued pursuant to that certain Settlement Agreement and Mutual Release dated as of October 19, 2010 and executed by the parties thereafter (the "Settlement Agreement").

1. Definitions.

(a) "Business Day" means any day on which banks are open for business in the State of California;

(b) "Calculation Date" means the calendar day that is twenty- one (21) calendar days prior to a Due Date or, if such day is not a Business Day, the next Business Day thereafter;

(c) "Change of Control" means either of the following provided that they occur prior to the maturity date and the Debenture has not otherwise been paid in full: (i) a transaction or series of transaction in which any "person", including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act") and the Rules and Regulations promulgated thereunder, is or becomes, through one or a series of related transactions or through one or more intermediaries, the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities, other than (x) a person who or group that is a beneficial owner of more than 5% of the voting securities of the Company on the date of this Debenture and any affiliate of such person, or (y) any transaction that is primarily a financing of the Company (including, without limitation, a reverse merger with another public company or the sale of securities in a transaction or series of transactions); or (ii) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Company.

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(d) "Maximum Conversion Price" means $0.15, subject to adjustment as set forth herein;

(e) "Shares" means shares of common stock of the Company, par value $0.0001;

(f) "Trading Day" means a calendar day on which the Shares are quoted for trading on the Trading Market;

(g) "Trading Market" means the following markets or exchanges on which the Shares are listed or quoted for trading on the date in question: The Over The Counter Bulletin Board, the PinkSheets, the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Toronto Stock Exchange, the TSX Venture Exchange, or any other securities exchange registered with the United States Securities and Exchange Commission;

(h) "Transaction Documents" means this Debenture and the Settlement Agreement and any other document, instrument or certificate delivered in connection therewith;

(i "Trigger Price" means $0.20, subject to adjustment as set forth herein;

(j) "VWAP" means the volume-weighted average closing price of the Shares as reported on the Trading Market for the twenty (20) Trading Days ending on the first Trading Day preceding the applicable 'Calculation Date, or if such day is not a Business Day the next preceding Business Day.

Other capitalized terms shall have the meanings given to them elsewhere in this Debenture,

2. Interest. Interest on the balance of Principal outstanding from time to time under this Debenture will accrue at a rate equal to thirty-five one-hundredths of a percent (0.35%) per annum, compounded annually, from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year of four 90-day quarters.

3. Principal. The Company shall pay the Principal, together with all accrued and unpaid interest, to Holder in three (3) installments ("Installment Payments") on the dates ("Due dates") as follows:

Due Date	Principal
Installment Due
November 1, 2011	$ 1,000,000
November 1, 2012	$ 450,000
November 1, 2013	$ 450,000

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4. Payment. All payments due under this Convertible Debenture shall be made in either the lawful money of the United States of America or in Shares as determined according to this Section 4, without set-off, deduction, demand or notice.

(a) Form of Payment. On each Calculation Date the VWAP shall be calculated by the Company and notice thereof, together with commercially reasonable evidence of calculation, shall be delivered promptly thereafter, In the event that the VWAP is equal to or greater than the Trigger Price, the Holder shall determine at Holder's sole discretion whether the payment due shall be made in cash or in Shares. However, in such case, Holder must give notice of its election no less than fourteen (14) calendar days prior to the Due Date. If Holder fails to give notice of its election within the requisite time period, then such payment shall be made in, cash, In the event that the VWAP is less than the Trigger Price, the Company shall determine at Company's sole discretion whether the payment due shall be made in cash or in Shares. In the event that the Company properly elects to pay the payment due in Shares, Company must give notice of its election no less than fourteen (14) calendar days prior to the Due Date; provided, however, that such amount shall only be payable in cash (and shall not be payable in Shares) if (i) an Event of Default has occurred and is continuing; (ii) the Shares are not listed or quoted for trading on the Trading Market on each Trading Day in the VWAP period; or (iii) the Shares may not be delivered as freely-tradable, without restrictions on resale unless as a result of Holder (x) being a director or officer of the Company; (y) owning beneficially, as defined in Section 13 of the Securities Exchange Act of 1934 and the rules promulgated thereunder, 10% or more of the Company; or (z) being an affiliate of either an individual or group set forth in the above (x) and (y). If the Company fails to give notice of its election within the requisite time period, then such payment shall be made in Shares.

(b) Payments in. Cash. All payments hi cash shall be made to Holder by check sent by U.S. mail to Timothy & Thomas LLC, 2 625 S. Loomis, Chicago, Illinois 60608-5414 60 unless Holder provides notice, in accordance with the terms of Debenture, that the payments shall be made to a different address.

(c) Payments in Shares. The number of Shares issuable upon a payment being made in Shares shall be calculated by dividing the amount due on such Due Date or other date of payment by the Conversion Price. The Conversion Price shall be equal to the VWAP, provided that the Conversion Price shall be no greater than the Maximum Conversion Price, No fractional Shares will be issued upon conversion of this Debenture. In lieu of any fractional Share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Debenture that would otherwise be converted into such fractional Share.

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Shares issued hereunder shall be transmitted by the transfer agent of the Company to the Holder either by crediting the account of the Holder's designated broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission ("DWAC"), or, if so elected by Holder, by physical delivery of certificates to Holder's address within five (5) Trading Days from the Due Date. The Shares shall be deemed to have been issued for all purposes as of the applicable Due Date, provided that for the purposes of the Securities Act they shall be deemed issued on the date of this Debenture. If the Company fails for any reason to deliver to the Holder the Shares by the requisite delivery date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Shares not timely delivered, $5 per Trading Day (increasing to $10 per Trading Day on the fifteenth (15) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such requisite delivery date until such Shares are delivered. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to deliver to the Holder the Shares on or before the requisite delivery date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, Shares to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving pursuant to this Debenture (a "Buy-In"), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Shares that the Company was required to deliver to the Holder multiplied by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Shares having a total purchase price of $11,000 to cover a Buy-In with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $ 1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, commercially reasonable evidence of the amount of such loss.

(d) Adjustments. If the Company, at any time while this Debenture is outstanding subdivides outstanding Shares into a larger number of shares or combines (including by way of reverse stock split) outstanding Shares into a smaller number of shares, then the Maximum Conversion Price and the Trigger Price shall be multiplied by a fraction of which the numerator shall be the number of Shares outstanding immediately before such event and of which the denominator shall be the number of Shares outstanding immediately after such event.

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5. Prepayment. Company shall have the right to prepay, take assignment(s) of, or direct Holder to make assignments) to a third party or parties of, or any combination thereof, all or any portion of this Debenture without the consent of Holder, at any time and from time to time, by providing fourteen (14) calendar days advance notice in writing to Holder, provided that the VWAP using the date of such notice as the Calculation. Date must be less than or equal to the Trigger Price. Further, in order for the Company to be permitted to direct Holder to assign the Debenture, Holder must receive payment in cash by wire transfer of immediately available funds for the principal amount so assigned together with accrued and unpaid interest and all other amounts due thereon. A prepayment of the Debenture by Company may be in cash or in. Shares, provided that payment must in cash (and shall not be payable in Shares) if (i) an Event of Default has occurred and is continuing, (ii) the VWAP cannot be determined because the Shares are not listed or quoted for trading on the Trading Market on each Trading Day in the VWAP period, or (iii) the Shares may not be delivered as freely-tradable, without restrictions on resale unless as a result of Holder (x) being a director or officer of the Company; (y) owning beneficially, as defined in Section 13 of the Securities Exchange Act of 1934 and the rules promulgated thereunder, 10% or more of the Company; or (z) being an affiliate of either an individual or group set forth in the above (x) and (y). In the event that such prepayment or assignment is made in accordance with these provisions, no prepayment penalties shall apply_ Holder shall make commercially reasonable efforts to cooperate with any assignments permitted by this Section provided that Holder shall in no event be required to assume, incur or be subject to any liability in connection therewith. Any prepayment or assignment shall be credited against the unpaid principal and accrued interest of the next Installment Payment due under this Debenture, reducing the amount due on such Due Date.

6. Seniority. This Debenture is and shall be an obligation of the Company ranking senior in right of payment, liquidation and otherwise to any future indebtedness and other obligations of the Company.

7. Default. Any one of the following occurrences shall constitute an "Event of Default" under this Debenture:

(a) failure of Company to pay an Installment Payment by a Due Date, provided that such failure is not cured within a grace period of thirty (30) calendar days; or

(b) failure to comply with or perform any other agreement or covenant of the Company contained herein, which failure does not otherwise constitute an Event of Default, provided that, notwithstanding anything to the contrary in any of the Transaction Documents, including this Debenture, such failure has not been cured within ninety (90) calendar days of notice by Holder; or

(c) there shall occur any default or event of default, any similar event, any event that requires the prepayment of borrowed money or permits the acceleration of the maturity thereof, or any event or condition that might become any of the foregoing with notice or the passage of time or both, under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by the Company, or under the terms of any document or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured, or guaranteed, and such event shall continue beyond any applicable notice, grace or cure period, provided that such condition shall not have been cured within ninety (90) calendar days of notice by Holder; or

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(d) the Company shall fail to maintain its existence in good standing in its state of incorporation, provided that such condition shall not have been cured within ninety (90) calendar days of notice by Holder; or

(e) a judgment or settlement shall be entered or agreed to in any proceeding which would reasonably be expected to have a material and adverse effect on the ability of the Company to repay this Debenture; or any garnishment, summons, writ of attachment, citation, levy or the like is issued against or served upon Holder for the attachment of any property of the Company in Holder's possession or control, provided that such condition shall not have been cured within ninety (90) calendar days of notice by Holder of such condition; or

(f) any Share issued pursuant to this Debenture shall not be duly authorized, validly issued, fully paid or nonassessible, provided that such condition shall not have been cured within ninety (90) calendar days of notice by Holder of such condition; or

(g) the Company shake make a voluntary filing for bankruptcy under Title 11, Chapter 7 of the United States Code; or

(h) there shall be appointed a receiver or trustee to take possession of the property or assets of the Company under Title 11, Chapter 7 of the United States Code.

8. Remedies. Upon and during an Event of Default, this Debenture shall become immediately due in full, and unpaid amounts hereunder will accrue interest at the rate equal to the stated rate plus 5.00% per annum, and Holder may exercise any rights and remedies under this Debenture, any Transaction Document or other document or instrument and at law or in equity. The time of payment of this Debenture is also subject to acceleration if an Event of Default occurs. Notwithstanding the foregoing, the entire unpaid Principal sum of this Debenture, together with accrued and unpaid interest thereon, shall become immediately due and payable upon any of the Events of Default described in Section 7(g) — (h).

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9. Acceleration Upon a Change of Control. Company shall notify Holder within two (2) Business Days of the Company entering into and disclosing publicly a binding legal agreement whereby a Change of Control would result upon closing. Within five (5) Business Days of receipt of such notice from Company, Holder may at their sole discrection notify Company of their intention to exchange all or any part of the unpaid principal and accrued interest of this Debenture for Shares as described in Section 5 above, using the date of the Company's notice as the Calculation Date for the purposes of calculating the VWAP. Should Holder not notify Company of its intention to exchange principal and accrued interest for Shares, or should Holder notify Company that it does not intend to do so, and except as provided for in the immediately following sentence, the entire -unpaid principal amount of and accrued interest on this Debenture shall automatically become due and payable in cash upon the closing of such Change of Control, Notwithstanding the foregoing, in the event that a Change of Control is a licensing agreement or similar arrangement for all or substantially all of the Company's assets or intellectual property following which Company shall continue to operate and pursue the research and development of its technology and products (a "Collaborative License"), and the consideration for such Collaborative License is being provided to the Company to fund such activity in whole or in part (including, without limitation, carrying out clinical trials funded in part by the payments Company receives under a Collaborative License), then only a portion of the unpaid principal and accrued interest of this Debenture shall be accelerated as described in this Section 9 which such portion is equal to ten percent (10%) of the cash actually paid to Company, as and when received by Company, under such Collaborative License, provided that if such payments occur on more than one occasion, then more than one partial acceleration may result but under no circumstances shall the sum of all payments and accelerated amounts exceed the initial principal and accrued interest of this Debenture.

10. Transfer; Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. At the election of the Holder and only with the consent of the Company, this Debenture, may be surrendered, duly endorsed, and accompanied by a duly executed Written instrument of transfer in customary form, following which a new Debenture for the same principal amount and interest will be issued to, and registered in the name of, the transferee.

11. Governing Law. This Debenture and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

12. Notices. Any notice required or permitted by this Debenture shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 96 hours after being deposited in the 'U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth herein or as subsequently modified by written notice.

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13. Amendments and Waivers. Any term of this Debenture may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon the Company, the Holder and each transferee of any Debenture.

14. Loss of Debenture. Upon receipt by the Company of a customary representation by the Holder of the loss, theft, destruction or mutilation of this Debenture or any Debenture exchanged for it, and a customary indemnity undertaking by the Holder (in ease of loss, theft or destruction) or surrender and cancellation of such Debenture (in the case of mutilation), the Company will make and deliver in lieu of such Debenture a new Debenture of like tenor.

15. Waiver. The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

16. Costs and Fees. The Company further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorney& fees, incurred by the Holder in endeavoring to collect any amounts payable hereunder (including, without limitation, amounts payable in Shares) which are not paid when due or otherwise in enforcing any provision of this Debenture.

[signature page follows]

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This Debenture has been executed as of the date first written above.

COMPANY:	12/29/2010

VIRAL GENETICS, INC.

By: /s/ Haig Keledjian
Name: Haig Keledjian
Title President
Address 2290 Huntington Drive, Suite 100
San Marino, CA 91108
Fax: 626-354-5324